Exhibit 99.1

FOR IMMEDIATE RELEASE

Assurant Appoints Sylvia R. Wagner Executive Vice President,

Human Resources and Development

NEW YORK, March 16, 2009 — Assurant, Inc. (“Assurant”) (NYSE: AIZ), a premier provider of specialty insurance and insurance-related products and services, today announces that Sylvia R. Wagner, 60, is the new executive vice president, human resources and development, effective April 1, 2009. She succeeds Lesley G. Silvester, 62, who retires on July 1, 2009.

In addition to assuming overall responsibility for Assurant’s human resources function, Wagner joins the company’s management committee.

“Sylvia Wagner’s knowledge and experience equip her well to assume this important senior executive role at Assurant,” says Robert B. Pollock, president and chief executive officer. “Her insight about Assurant’s employees and culture, as well as our diversified specialty insurance strategy, make her uniquely qualified for this position.”

With more than 34 years in human resources and communications, Wagner currently serves as senior vice president of human resources and development at Assurant Employee Benefits in Kansas City, Mo., a post held since 1995. In that role, she also oversees employee communications, clinical and behavioral health services, and community relations. Additionally, Wagner serves on the board of trustees for the University of South Dakota Foundation.

During the next three months, Silvester and Wagner will work together to transition their duties at Assurant.

“As the architect of our culture and leadership development processes, Lesley Silvester’s contributions to Assurant during the past 25 years are invaluable and serve as a blueprint for our success,” says Pollock. “Her guidance and long-term focus on the cultivation of talent help ensure our leadership depth and the agility of our team to adapt to dynamic market conditions and changing customer needs.”

Silvester plans to retire in New York City, travel, and remain active in various community and charitable organizations, particularly The United Way of New York City, where she co-chairs the Women United organization.

Assurant is a premier provider of specialized insurance products and related services in North America and selected international markets. Its four key businesses — Assurant Solutions, Assurant Specialty Property, Assurant Health, and Assurant Employee Benefits — have partnered with clients who are leaders in their industries and have built leadership positions in a number of specialty insurance market segments worldwide. Assurant, a Fortune 500 company and a member of the S&P 500, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has more than $24 billion in assets and $8 billion in annual revenue.

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Press Contact:	Investor Relations:

Drew Guthrie	Melissa Kivett	John Egan
Manager, Communications and	Senior Vice President	Vice President
Media Relations	Investor Relations	Investor Relations
Phone: 212-859-7002	Phone: 212-859-7029	Phone: 212-859-7197
Fax: 212-859-5893	Fax: 212-859-5893	Fax: 212-859-5893
drew.guthrie@assurant.com	melissa.kivett@assurant.com	john.egan@assurant.com